News Release

For release at 4:15 p.m. EST
RAYONIER REPORTS THIRD QUARTER 2015 RESULTS

•	Third quarter net income attributable to Rayonier of $19.7 million or $0.16 per share, on revenues of $151.7 million

•	Year-to-date net income attributable to Rayonier of $35.9 million or $0.28 per share, on revenues of $407.8 million

•	Third quarter pro forma net income of $21.6 million or $0.17 per share; year-to-date pro forma net income of $39.4 million or $0.31 per share

•	Adjusted EBITDA of $65.8 million in third quarter and $160.4 million year-to-date

•	Repurchase of $65.2 million of shares during the third quarter
JACKSONVILLE, FL — November 2, 2015 — Rayonier Inc. (NYSE:RYN) today reported third quarter net income attributable to Rayonier of $19.7 million, or $0.16 per share, on revenues of $151.7 million. This compares to net income attributable to Rayonier of $32.7 million, or $0.25 per share, on revenues of $149.8 million in the prior year quarter. The third quarter results include $1.5 million of costs related to shareholder litigation1 and $0.4 million of costs related to the write-off of capitalized financing costs in connection with new credit facilities. The prior year third quarter results included a $2.6 million cumulative out-of-period adjustment for depletion expense2 and $1.0 million of internal review and restatement costs. Excluding these items, pro forma net income3 was $21.6 million, or $0.17 per share, versus $36.3 million, or $0.28 per share, in the prior year period.
For the first nine months of 2015, net income attributable to Rayonier was $35.9 million, or $0.28 per share, on revenues of $407.8 million. This compares to net income attributable to Rayonier of $90.5 million, or $0.69 per share, on revenues of $456.2 million in the prior year period. Pro forma net income3 was $39.4 million, or $0.31 per share, versus $56.5 million, or $0.43 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on a pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2015		September 30, 2014
	$	EPS	$	EPS

Revenues	$151.7	N/A	$149.8	N/A

Net income attributable to Rayonier	$19.7	$0.16	$32.7	$0.25
Costs related to shareholder litigation[1]	1.5	0.01	—	—
Costs related to the write-off of capitalized financing costs	0.4	—	—	—
Cumulative out-of-period adjustment for depletion expense[2]	—	—	2.6	0.02
Internal review and restatement costs	—	—	1.0	0.01
Pro forma net income[3]	$21.6	$0.17	$36.3	$0.28

225 Water Street, Jacksonville, FL 32202 904-357-9100

The following table summarizes the current year-to-date and comparable prior year period results on a pro forma basis:

	Nine Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2015		September 30, 2014
	$	EPS	$	EPS

Revenues	$407.8	N/A	$456.2	N/A

Net income attributable to Rayonier	$35.9	$0.28	$90.5	$0.69
Costs related to shareholder litigation[1]	3.1	0.03	—	—
Costs related to the write-off of capitalized financing costs	0.4	—	1.7	0.01
Costs related to the spin-off of the Performance Fibers business	—	—	3.8	0.03
Cumulative out-of-period adjustment for depletion expense[2]	—	—	2.6	0.02
Internal review and restatement costs	—	—	1.0	0.01
Discontinued operations, net[4]	—	—	(43.1)	(0.33)
Pro forma net income[3]	$39.4	$0.31	$56.5	$0.43

Third quarter Adjusted EBITDA5 was $65.8 million versus $70.3 million in the prior year period. For the first nine months of 2015, Adjusted EBITDA5 was $160.4 million versus $184.0 million in the prior year period.
The following table summarizes Adjusted EBITDA5 for the current quarter, year-to-date and comparable prior year periods:

	Three Months Ended September 30		Nine Months Ended September 30
(millions of dollars)	2015	2014	2015	2014
Southern Timber	$24.9	$27.6	$76.1	$69.7
Pacific Northwest Timber	7.3	10.4	18.3	43.4
New Zealand Timber	6.1	11.2	26.0	32.2
Real Estate	30.9	23.4	54.6	62.5
Trading	0.4	2.5	0.6	2.0
Corporate and other	(3.8)	(4.8)	(15.2)	(25.8)
Adjusted EBITDA[5]	$65.8	$70.3	$160.4	$184.0

Cash provided by operating activities was $143.4 million versus $284.1 million in the prior year period, which included $102.4 million in cash flows from discontinued operations.4 Cash available for distribution (CAD)6 of $97.9 million increased $11.1 million versus the prior year period due to lower cash interest paid ($16.3 million), lower cash tax payments ($10.1 million), decreased capital expenditures from continuing operations ($6.7 million) and decreased real estate development costs ($1.6 million), which were partially offset by lower Adjusted EBITDA5 ($23.6 million). Cash interest and taxes paid in the prior year period include payments related to the spun-off Performance Fibers business.
“We enjoyed a stronger than anticipated third quarter based largely on favorable results in our Real Estate segment, coupled with solid performance from our Timber segments amid challenging market conditions,” said David Nunes, President and CEO. “In our Southern Timber segment, sawtimber prices rose as stumpage volumes were harvested at favorable prices locked in earlier in the year when wet weather conditions prevailed, while average pulpwood prices decreased as a result of changes in geographic mix. In the Pacific Northwest and New Zealand Timber segments, continued weak demand from China impacted sawtimber prices, which more than offset favorable New Zealand volumes and Pacific Northwest pulpwood prices. The

225 Water Street, Jacksonville, FL 32202 904-357-9100

Real Estate business benefited from strong sales of Rural and Non-Strategic/Timberland properties at favorable prices compared with the prior year quarter.”
Southern Timber
Third quarter sales of $34.8 million decreased $2.7 million versus the prior year period due to a lower proportion of delivered sales (28% versus 33% in the prior year period) and changes in geographic mix. Harvest volumes were comparable to the prior year period at 1.42 million tons. Average sawtimber stumpage prices increased 6% to $27.27 per ton versus $25.78 per ton in the prior year period, while average pulpwood stumpage prices decreased 9% to $16.39 per ton versus $17.99 per ton in the prior year period. The increase in average sawtimber prices was driven by the continued harvesting of stumpage under contracts executed earlier in the year when prices were higher due to wet weather conditions. The decrease in average pulpwood prices was driven primarily by geographic mix; specifically, a large timber sale in the Company’s lowest-priced pulpwood region. Excluding the impact of geographic mix, pulpwood prices were roughly flat versus the prior year period. Overall, weighted average stumpage prices (including hardwood) decreased 4% to $19.63 per ton versus $20.51 per ton in the prior year period. Pro forma operating income7 of $10.5 million decreased $3.0 million versus the prior year period due to lower pricing ($0.9 million), changes in volume/mix ($0.2 million), lower non-timber income ($0.8 million), higher costs ($0.7 million), and higher depletion rates ($0.4 million).
Third quarter Adjusted EBITDA5 of $24.9 million was $2.7 million below the prior year period.
Year-to-date sales of $103.0 million increased $0.1 million versus the prior year period due to higher harvest volumes and improved stumpage pricing, which were largely offset by a lower proportion of delivered sales (26% versus 33% in the prior year period). Harvest volumes increased 6% to 4.08 million tons versus 3.84 million tons in the prior year period. Average sawtimber stumpage prices increased 6% to $27.83 per ton versus $26.29 per ton in the prior year period, while average pulpwood stumpage prices decreased 2% to $18.09 per ton versus $18.46 per ton in the prior year period. The increase in average sawtimber prices was driven primarily by stumpage sales achieving strong timber prices when wet weather was restricting supply, which was partially offset by increased harvest activity in lower-priced sawtimber regions. The decrease in average pulpwood prices was primarily attributable to geographic mix. Overall, weighted average stumpage prices (including hardwood) increased 1% to $20.77 per ton versus $20.64 per ton in the prior year period. Pro forma operating income7 of $34.7 million increased $1.8 million versus the prior year period due to higher volumes ($2.9 million), higher pricing ($0.1 million), and higher non-timber income ($2.7 million), which were partially offset by higher depletion rates ($2.1 million) and costs ($1.8 million).
Year-to-date Adjusted EBITDA5 of $76.1 million was $6.4 million above the prior year period.
Pacific Northwest Timber
Third quarter sales of $21.6 million decreased $0.4 million versus the prior year period due to lower sawtimber prices partially offset by higher pulpwood prices, higher harvest volumes, and a higher proportion of delivered sales (80% versus 61% in the prior year period). Harvest volumes increased 2% to 353,000 tons versus 346,000 tons in the prior year period. Average delivered sawtimber prices decreased 11% to $74.33 per ton versus $83.91 per ton in the prior year period, while average delivered pulpwood prices increased 21% to $45.88 per ton versus $37.86 per ton in the prior year period. The decrease in average sawtimber prices was driven by weaker demand from China and the recent shutdown of mills in Shelton and Tacoma, Washington. The increase in average pulpwood prices was driven by strong local demand for pulpwood logs. Pro forma operating income7 of $3.1 million decreased $3.2 million versus the prior year period due to lower prices ($3.4 million) and lower non-timber income ($0.2 million), which were partially offset by higher volumes ($0.2 million) and other minor variances ($0.2 million).
Third quarter Adjusted EBITDA5 of $7.3 million was $3.1 million below the prior year period.
Year-to-date sales of $57.8 million decreased $22.3 million versus the prior year period due to the planned reduction of harvest volumes and, to a lesser extent, lower sawtimber prices. Harvest volumes declined 31% to 928,000 tons versus 1.34 million tons in the prior year period. Average delivered sawtimber prices decreased 11% to $74.11 per ton versus $83.28 per ton in the prior year period, while average delivered

225 Water Street, Jacksonville, FL 32202 904-357-9100

pulpwood prices increased 18% to $44.48 per ton versus $37.62 per ton in the prior year period. The decrease in average sawtimber prices was driven by weaker demand from China and the shutdown of some local mills. The increase in average pulpwood prices was driven by strong local demand for pulpwood logs. Pro forma operating income7 of $7.4 million decreased $20.4 million versus the prior year period due to lower volumes ($12.2 million), lower prices ($8.0 million), higher depletion rates ($0.6 million), and higher costs ($0.5 million), which were partially offset by higher non-timber income ($0.9 million).
Year-to-date Adjusted EBITDA5 of $18.3 million was $25.1 million below the prior year period.
New Zealand Timber
Third quarter sales of $41.1 million decreased $7.4 million versus the prior year period due to lower domestic and export product prices, which were partially offset by higher volumes. Harvest volumes increased 8% to 721,000 tons versus 670,000 tons in the prior year period. Average delivered prices for export sawtimber declined 21% to $82.42 per ton versus $104.11 per ton in the prior year period and average delivered prices for domestic sawtimber declined 23% to $60.12 per ton versus $78.28 per ton in the prior year period. The decline in export sawtimber prices was primarily due to weaker demand from China, while the decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.66 per NZ$1.00 versus US$0.85 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices were comparable to the prior year period. This segment generated an operating loss of $0.9 million for the quarter versus operating income of $1.9 million in the prior year period, with the decline due to the decrease in prices ($3.5 million), which was partially offset by lower depletion rates ($0.7 million).
Third quarter Adjusted EBITDA5 of $6.1 million was $5.1 million below the prior year period.
Year-to-date sales of $121.5 million decreased $9.3 million versus the prior year period due to lower domestic and export product prices, which were partially offset by higher volumes. Harvest volumes increased 12% to 1.84 million tons versus 1.65 million tons in the prior year period. Average delivered prices for export sawtimber declined 21% to $89.01 per ton versus $113.01 per ton in the prior year period, while average delivered prices for domestic sawtimber declined 19% to $65.54 per ton versus $80.99 per ton in the prior year period. The decline in export sawtimber prices was primarily due to weaker demand from China, while the decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.72 per NZ$1.00 versus US$0.85 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices declined roughly 4%. Operating income of $3.8 million decreased $2.8 million versus the prior year period, as the decrease in prices ($7.8 million) was largely offset by lower depletion rates ($2.1 million), lower costs ($1.1 million), the impact of foreign exchange changes ($0.9 million), and other minor variances ($0.9 million).
Year-to-date Adjusted EBITDA5 of $26.0 million was $6.2 million below the prior year period.
Real Estate
Third quarter sales of $35.2 million increased $8.5 million versus the prior year period, while operating income of $20.0 million increased $3.6 million versus the prior year period. Sales and operating income increased in the third quarter due to higher volumes (14,204 acres sold versus 12,122 acres in the prior year period) and higher weighted average prices ($2,480 per acre versus $2,202 per acre in the prior year period).
Year-to-date sales of $66.0 million decreased $0.2 million versus the prior year period, while operating income of $34.0 million decreased $10.9 million versus the prior year period. Sales and operating income decreased due to lower volumes (23,938 acres sold versus 39,527 acres in the prior year period) partially offset by higher weighted average prices ($2,756 per acre versus $1,676 per acre in the prior year period). Year-to-date operating income also decreased as the prior year period included $5.8 million in proceeds from a bankruptcy settlement with respect to a former land sale customer.
Unimproved Development third quarter sales of $0.1 million were comprised of a 20-acre sale in Bryan County, Georgia for $5,000 per acre.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Rural third quarter sales of $9.8 million were comprised of 3,503 acres at an average price of $2,796 per acre, including 3,058 acres in Walker County, Texas at an average price of $2,818 per acre.
Non-strategic/Timberland third quarter sales of $25.3 million were comprised of 10,681 acres at an average price of $2,373 per acre, including 9,940 acres sold for conservation at an average price of $2,393 per acre.
Third quarter Adjusted EBITDA5 of $30.9 million was $7.5 million above the prior year period. Year-to-date Adjusted EBITDA5 of $54.6 million was $7.9 million below the prior year period.
Trading
Third quarter sales of $19.0 million increased $3.9 million versus the prior year period due to higher volumes, partially offset by lower prices, primarily as a result of continued weak demand in China. Sales volumes increased 66% to 231,000 tons versus 139,000 tons in the prior year period. Average prices decreased 21% to $82.45 per ton versus $104.74 per ton in the prior year period. Operating income of $0.4 million decreased $2.1 million versus the prior year period primarily due to a NZ$/US$ exchange gain ($2.5 million) in the prior year period.

Year-to-date sales of $59.5 million decreased $20.5 million versus the prior year period due to lower prices as a result of unfavorable China market conditions, partially offset by higher volumes. Sales volumes increased 4% to 679,000 tons versus 652,000 tons in the prior year period. Average prices decreased 27% to $86.50 per ton versus $118.86 per ton in the prior year period. Operating income decreased $1.4 million versus the prior year period, primarily due to a NZ$/US$ exchange gain ($1.2 million) in the prior year period.
Other Items
Excluding $1.5 million of costs related to shareholder litigation,1 third quarter corporate and other operating expenses of $3.8 million decreased $1.1 million versus the prior year period, primarily due to lower selling, general and administrative expenses as a result of the spin-off of the Performance Fibers business.
Excluding $0.4 million of costs related to the write-off of capitalized financing costs, third quarter interest expense of $7.2 million decreased $2.4 million versus the prior year period, primarily due to lower outstanding debt.
Third quarter other non-operating expenses of $1.6 million were comprised of unfavorable mark-to-market adjustments on New Zealand joint venture interest rate swaps, which decreased $0.1 million from the prior year period.
The third quarter income tax benefit from continuing operations was $0.6 million and is principally related to the New Zealand joint venture.
Share Repurchases
During the third quarter, the Company repurchased $65.2 million of common stock at an average price of $23.65 per share. Since the inception of the $100 million share repurchase authorization in June, the Company has repurchased $75.9 million of common stock at an average price of $23.95 per share. This equates to the repurchase of 3.2 million shares, or 2.5% of total shares outstanding since the beginning of the repurchase authorization in June. As of September 30, 2015, the Company had 123.8 million shares of common stock outstanding and $24.1 million remaining in its current share repurchase authorization.
Outlook
“In light of the continued sluggish recovery in housing starts and challenging export market conditions, we are accelerating the step-down of our harvest volumes in the Pacific Northwest,” stated Nunes. “For the full year, the Company now expects harvest volumes to be approximately 5.4 million tons in the South, 1.2 million tons in the Pacific Northwest (14% below prior guidance of 1.4 million tons), and 2.4 million tons in New Zealand. Notwithstanding our plans to reduce harvest levels for 2015, we remain on track to achieve our full-year Adjusted EBITDA guidance based largely on stronger than expected results in our Real Estate segment.”

225 Water Street, Jacksonville, FL 32202 904-357-9100

“Looking ahead, in our Southern Timber segment, we anticipate continued solid pulpwood demand and prices in our key market areas. We expect limited near-term upside in sawtimber prices but continue to expect that the gradual improvement in U.S. housing starts will drive increases in sawlog prices over the next few years. In our Pacific Northwest Timber segment, our decision to accelerate harvest reductions will preserve value and enhance our harvest flexibility going forward. In our New Zealand Timber segment, following a difficult third quarter, we are seeing a marked improvement in export demand and pricing in China in the fourth quarter. In our Real Estate segment, we continue to see steady demand for rural and conservation properties and are encouraged by increasing interest in selected development properties as we develop catalysts for demand.”
"We continue to be focused on disciplined capital allocation and long-term value creation for our shareholders. We are pleased to have completed three-quarters of our $100 million share repurchase authorization at prices that we believe are well below our intrinsic value. We will continue to look for opportunities to optimize our portfolio value and generate long-term returns for our shareholders through the disciplined management of our assets and capital."

Conference Call
A conference call will be held on Tuesday, November 3, 2015 at 11:00 AM EST to discuss these results. Supplemental materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (800) 369-1184, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call.
A replay of the teleconference will be available one hour after the call ends until Tuesday, November 10, 2015. The replay number is (866) 373-4994, passcode: 5631. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.
2During 2014, the Company determined that prior years included immaterial understatements of depletion expense as a result of including in merchantable timber inventory certain volumes that should have been excluded. The estimated cumulative effect of these prior year immaterial adjustments was recorded as additional depletion expense in the third quarter of 2014.
3Pro forma net income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
4Discontinued operations include Performance Fibers business in the nine months ended September 30, 2014.
5Adjusted EBITDA is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
6CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
7Pro forma operating income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive timber growing regions in the U.S. and New Zealand. As of September 30, 2015, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (373,000 acres) and New Zealand (444,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements
Certain statements in this document regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in

225 Water Street, Jacksonville, FL 32202 904-357-9100

which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and the restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
Specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A — Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussions included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”).
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.

Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com

# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2015 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
SALES	$151.7	$115.8	$149.8	$407.8	$456.2
Costs and Expenses
Cost of sales	116.0	103.7	118.1	327.0	357.1
Selling and general expenses	10.7	12.7	8.8	34.3	35.9
Other operating income, net	(2.8)	(7.1)	(9.2)	(15.5)	(20.9)
OPERATING INCOME	27.8	6.5	32.1	62.0	84.1
Interest expense	(7.6)	(8.5)	(9.6)	(24.6)	(35.9)
Interest income and miscellaneous expense, net	(1.6)	(1.2)	(1.7)	(4.2)	(7.1)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	18.6	(3.2)	20.8	33.2	41.1
Income tax benefit	0.6	0.3	11.3	1.3	5.3
INCOME (LOSS) FROM CONTINUING OPERATIONS	19.2	(2.9)	32.1	34.5	46.4
Income from discontinued operations, net	—	—	—	—	43.1
NET INCOME (LOSS)	19.2	(2.9)	32.1	34.5	89.5
Less: Net (loss) attributable to noncontrolling interest	(0.5)	(1.4)	(0.6)	(1.4)	(1.0)
NET INCOME (LOSS) ATTRIBUTABLE TO RAYONIER INC.	$19.7	($1.5)	$32.7	$35.9	$90.5
EARNINGS (LOSS) PER COMMON SHARE
BASIC EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.16	($0.01)	$0.26	$0.28	$0.38
Discontinued Operations	—	—	—	—	0.34
Net Income (Loss)	$0.16	($0.01)	$0.26	$0.28	$0.72
DILUTED EARNINGS (LOSS) PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.16	($0.01)	$0.25	$0.28	$0.36
Discontinued Operations	—	—	—	—	0.33
Net Income (Loss)	$0.16	($0.01)	$0.25	$0.28	$0.69

Pro forma Net Income (a)	$0.17	—	$0.28	$0.31	$0.43

Weighted Average Common
Shares used for determining
Basic EPS	125,143,706	126,635,710	126,501,837	126,125,802	126,428,279
Diluted EPS	125,305,972	126,635,710	129,790,513	126,770,703	131,681,660
(a)    Pro forma Net Income per share is a non-GAAP measure. See Schedule E for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2015 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$65.8	$161.6
Other current assets	57.8	52.1
Timber and timberlands, net of depletion and amortization	2,038.0	2,088.5
Higher and better use timberlands and real estate development costs	67.3	77.4
Property, plant and equipment	14.9	14.9
Less - accumulated depreciation	(8.7)	(8.2)
Net property, plant and equipment	6.2	6.7
Other assets	79.4	66.8
	$2,314.5	$2,453.1
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	$129.7
Other current liabilities	81.4	72.3
Long-term debt	791.2	621.8
Other non-current liabilities	65.7	54.1
Total Rayonier Inc. shareholders’ equity	1,308.4	1,488.5
Noncontrolling interest	67.8	86.7
Total shareholders’ equity	1,376.2	1,575.2
	$2,314.5	$2,453.1

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2015 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2015	2014
Cash provided by operating activities:
Net income	$34.5	$89.5
Depreciation, depletion and amortization	85.8	90.3
Non-cash cost of land sold and real estate development costs recovered upon sale	9.5	8.6
Depreciation, depletion and amortization from discontinued operations	—	38.0
Other items to reconcile net income to cash provided by operating activities	2.8	13.6
Changes in working capital and other assets and liabilities	10.8	44.1
	143.4	284.1
Cash used for investing activities:
Capital expenditures	(38.5)	(45.2)
Capital expenditures from discontinued operations	—	(60.4)
Real estate development costs	(1.7)	(3.3)
Purchase of timberlands	(88.5)	(93.2)
Change in restricted cash	(17.8)	47.3
Other	3.6	(0.5)
	(142.9)	(155.3)
Cash used for financing activities:
Increase in debt, net of issuance costs	76.5	109.7
Dividends paid	(94.3)	(225.9)
Proceeds from the issuance of common shares	1.3	4.6
Repurchase of common shares	(73.6)	(1.7)
Net cash disbursed upon spin-off of Performance Fibers business	—	(31.4)
Other	—	(0.7)
	(90.1)	(145.4)
Effect of exchange rate changes on cash	(6.2)	(0.2)
Cash and cash equivalents:
Change in cash and cash equivalents	(95.8)	(16.8)
Balance, beginning of year	161.6	199.6
Balance, end of period	$65.8	$182.8

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME
September 30, 2015 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2015	2015	2014	2015	2014
Sales
Southern Timber	$34.8	$32.7	$37.5	$103.0	$102.9
Pacific Northwest Timber	21.6	17.1	22.0	57.8	80.1
New Zealand Timber	41.1	39.2	48.5	121.5	130.8
Real Estate	35.2	6.9	26.7	66.0	66.2
Trading	19.0	19.8	15.1	59.5	80.0
Intersegment Eliminations	—	0.1	—	—	(3.8)
Total sales	$151.7	$115.8	$149.8	$407.8	$456.2

Pro forma operating income (a)
Southern Timber	$10.5	$11.8	$13.5	$34.7	$32.9
Pacific Northwest Timber	3.1	1.7	6.3	7.4	27.8
New Zealand Timber	(0.9)	(0.9)	1.9	3.8	6.6
Real Estate	20.0	1.4	16.4	34.0	44.9
Trading	0.4	(0.1)	2.5	0.6	2.0
Corporate and other	(3.8)	(5.9)	(4.9)	(15.4)	(26.5)
Pro forma operating income	$29.3	$8.0	$35.7	$65.1	$87.7

Adjusted EBITDA (a)
Southern Timber	$24.9	$24.4	$27.6	$76.1	$69.7
Pacific Northwest Timber	7.3	4.6	10.4	18.3	43.4
New Zealand Timber	6.1	6.2	11.2	26.0	32.2
Real Estate	30.9	3.6	23.4	54.6	62.5
Trading	0.4	(0.1)	2.5	0.6	2.0
Corporate and other	(3.8)	(5.6)	(4.8)	(15.2)	(25.8)
Adjusted EBITDA	$65.8	$33.1	$70.3	$160.4	$184.0

(a)	Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule E for definitions and reconciliations.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2015 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Nine Months Ended
	September 30,	September 30,
	2015	2014
Operating Income	$62.0	$84.1
Depreciation, depletion and amortization	85.8	90.3
Non-cash cost of land sold and real estate development costs recovered upon sale	9.5	8.6
Costs related to shareholder litigation (b)	3.1	—
Internal review and restatement costs	—	1.0
Adjusted EBITDA	$160.4	$184.0
Cash interest paid (c) (d)	(21.9)	(38.2)
Cash taxes paid (c)	(0.4)	(10.5)
Real estate development costs	(1.7)	(3.3)
Capital expenditures from continuing operations (e)	(38.5)	(45.2)
Cash Available for Distribution	$97.9	$86.8
Working capital and other balance sheet changes	5.3	46.4
Real estate development costs	1.7	3.3
Capital expenditures from continuing operations (e)	38.5	45.2
Cash flow from discontinued operations	—	102.4
Cash Provided by Operating Activities	$143.4	$284.1

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding strategic acquisitions), real estate development costs, cash provided by discontinued operations and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

(c)	The nine months ended September 30, 2014 include payments related to the spun-off Performance Fibers business.

(d)	Cash interest paid is presented net of patronage refunds received of $1.3 million for the nine months ended September 30, 2015 and $2.1 million for the nine months ended September 30, 2014.

(e)	Capital expenditures exclude timberland acquisitions of $88.5 million and $93.2 million during the nine months ended September 30, 2015 and September 30, 2014, respectively.

E

PRO FORMA OPERATING INCOME AND NET INCOME (a):

	Three Months Ended						Nine Months Ended
	September 30, 2015		June 30, 2015		September 30, 2014		September 30, 2015		September 30, 2014
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Operating income	$27.8		$6.5		$32.1		$62.0		$84.1
Costs related to shareholder litigation (b)	1.5		1.5		—		3.1		—
Cumulative out-of-period adjustment for depletion expense	—		—		2.6		—		2.6
Internal review and restatement costs	—		—		1.0		—		1.0
Pro forma operating income	$29.3		$8.0		$35.7		$65.1		$87.7

Net income (loss) attributable to Rayonier Inc.	$19.7	$0.16	($1.5)	($0.01)	$32.7	$0.25	$35.9	$0.28	$90.5	$0.69
Costs related to shareholder litigation (b)	1.5	0.01	1.5	0.01	—	—	3.1	0.03	—	—
Costs related to the write-off of capitalized debt costs	0.4	—	—	—	—	—	0.4	—	1.7	0.01
Costs related to the spin-off of the Performance Fibers business	—	—	—	—	—	—	—	—	3.8	0.03
Cumulative out-of-period adjustment for depletion expense	—	—	—	—	2.6	0.02	—	—	2.6	0.02
Internal review and restatement costs	—	—	—	—	1.0	0.01	—	—	1.0	0.01
Discontinued operations, net	—	—	—	—	—	—	—	—	(43.1)	(0.33)
Pro forma net income	$21.6	$0.17	—	—	$36.3	$0.28	$39.4	$0.31	$56.5	$0.43

(a)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation, a cumulative out-of-period adjustment for depletion expense and internal review and restatement costs. Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation, costs related to the write-off of capitalized debt costs, costs related to the spin-off of the Performance Fibers business, a cumulative out-of-period adjustment for depletion expense, internal review and restatement costs and discontinued operations.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

ADJUSTED EBITDA (a):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
September 30, 2015
Operating income (loss)	$10.5	$3.1	($0.9)	$20.0	$0.4	($5.3)	$27.8
Non-operating expense	—	—	—	—	—	(0.1)	(0.1)
Depreciation, depletion and amortization	14.4	4.2	7.0	6.3	—	0.1	32.0
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	4.6	—	—	4.6
Costs related to shareholder litigation (b)	—	—	—	—	—	1.5	1.5
Adjusted EBITDA	$24.9	$7.3	$6.1	$30.9	$0.4	($3.8)	$65.8

June 30, 2015
Operating income (loss)	$11.8	$1.7	($0.9)	$1.4	($0.1)	($7.4)	$6.5
Depreciation, depletion and amortization	12.6	2.9	7.1	1.0	—	0.3	23.9
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	1.2	—	—	1.2
Costs related to shareholder litigation (b)	—	—	—	—	—	1.5	1.5
Adjusted EBITDA	$24.4	$4.6	$6.2	$3.6	($0.1)	($5.6)	$33.1

September 30, 2014
Operating income (loss)	$12.8	$4.4	$1.9	$16.4	$2.5	($5.9)	$32.1
Depreciation, depletion and amortization	14.8	6.0	9.3	3.8	—	0.1	34.0
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	3.2	—	—	3.2
Internal review and restatement costs	—	—	—	—	—	1.0	1.0
Adjusted EBITDA	$27.6	$10.4	$11.2	$23.4	$2.5	($4.8)	$70.3

E

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
September 30, 2015
Operating income (loss)	$34.7	$7.4	$3.8	$34.0	$0.6	($18.5)	$62.0
Depreciation, depletion and amortization	41.4	10.9	22.2	11.1	—	0.2	85.8
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	9.5	—	—	9.5
Costs related to shareholder litigation (b)	—	—	—	—	—	3.1	3.1
Adjusted EBITDA	$76.1	$18.3	$26.0	$54.6	$0.6	($15.2)	$160.4

September 30, 2014
Operating income (loss)	$32.2	$25.9	$6.6	$44.9	$2.0	($27.5)	$84.1
Depreciation, depletion and amortization	37.5	17.5	23.5	11.1	—	0.7	90.3
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	2.1	6.5	—	—	8.6
Internal review and restatement costs	—	—	—	—	—	1.0	1.0
Adjusted EBITDA	$69.7	$43.4	$32.2	$62.5	$2.0	($25.8)	$184.0

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net (loss) income	$19.2	($2.9)	$32.1	$34.5	$89.5
Interest, net, continuing operations	9.1	9.7	11.3	28.8	39.2
Income tax benefit, continuing operations	(0.6)	(0.3)	(11.3)	(1.3)	(5.3)
Depreciation, depletion and amortization	32.0	23.9	34.0	85.8	90.3
Non-cash cost of land sold and real estate development costs recovered upon sale	4.6	1.2	3.2	9.5	8.6
Costs related to shareholder litigation (a)	1.5	1.5	—	3.1	—
Costs related to the spin-off of the Performance Fibers business	—	—	—	—	3.8
Internal review and restatement costs	—	—	1.0	—	1.0
Discontinued operations	—	—	—	—	(43.1)
Adjusted EBITDA	$65.8	$33.1	$70.3	$160.4	$184.0

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land sold and real estate development costs recovered upon sale, costs related to shareholder litigation, costs related to the spin-off of the Performance Fibers business, internal review and restatement costs and discontinued operations. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 12—Contingencies of Item 1 — Financial Statements in the Company’s most recent Quarterly Report on Form 10-Q.

E